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             Knightsbridge Fine Wines Announces the Completion of a
           $20,000,000 Financing and the Closing of the Joint Venture
              With Kirkland Ranch Winery of Napa Valley, California

Napa Valley, CA (April 23, 2004) Knightsbridge Fine Wines (Symbol: OTC BB: KFWI) announced today the closing of the acquisition of the Kirkland Ranch Estate Winery. Knightsbridge Fine Wines and the Kirkland Family each own fifty percent of the new Kirkland Knightsbridge subsidiary. In conjunction with the closing, the assets of the winery, which has been independently appraised in excess of $40,000,000, were transferred into the joint venture subsidiary, Kirkland Knightsbridge LLC. The financing for the joint venture was provided by Citigroup's subsidiary Travelers Insurance Company with a $20 million secured loan, and the issuance of $10,000,000 of Knightsbridge common restricted stock at a value of $2.35 per share.

Additional working capital for Knightsbridge and the Kirkland Ranch subsidiary was provided through the issuance of a $2 million convertible debenture with an existing financial partner. Details of the joint venture and financing agreements will be provided in the Form 10-KSB to be filed with the Securities & Exchange Commission shortly. The company expects to file expeditiously, which shall remove the fifth letter "E" which is currently on the company's stock ticker symbol.

Kirkland Ranch Winery, which is located in the heart of Napa Valley, is one of the largest contiguous properties in Napa Valley, CA. Over 1 million cases of wine per year can be produced in the 56,000 square foot state of the art facility. The winery is a favorite among tourists and serves as host to approximately 123,000 visitors per year.

Kirkland's primary label, Kirkland Ranch has consistently won double gold awards for its Estate Merlots and Cabernets.

The Winery's second label, Jamieson Canyon, also produced from 100% Napa Valley Wine, was honored this year with a 90 and 91 point rating in the August 2003 issue of Wine Enthusiast.

New wines from the Kirkland Family Estate will be launched in the Summer, 2004.

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Kirkland Knightsbridge LLC President Larry Kirkland said: "This joint venture gives Kirkland Ranch Winery and my family an opportunity to live out our dream of building nationally recognized brands while offering Knightsbridge a first class winery to expand its global portfolio of wine properties and brands."

Knightsbridge Fine Wines Chairman and CEO Joel Shapiro commented: "We are thrilled to announce the completion of this joint venture with the fabulous Kirkland Ranch Winery. This joint venture encapsulates the Knightsbridge vision that brings together the best of brands, quality, location, structure and distribution to create a truly unique company."

Knightsbridge Fine Wines (http://www.knightsbridgewines.us) was founded in the fall of 2002 to realize a vision of creating a diversified international wine company consisting of premium estate vineyards around the world. An oversupply of small and mid-sized wineries lacking effective sales, marketing, and branding strength currently exists, which has created an opportunity to economically and strategically consolidate and build an efficient operation that can maximize economies of scale, increase utilization of production assets, and provide a more streamlined and effective sales, marketing, and distribution group. By adopting and applying consumer beverage marketing principals within the wine industry, management believes that it can further enhance operating results beyond what is currently achieved by many small and mid-sized wineries creating a competitive advantage for Knightsbridge.

In executing its strategy, Knightsbridge has to date acquired Bodegas Anguinan Estate Winery and a majority ownership interest in Dominion Wines International, an Australian company that owns several international brands and markets the wines globally. The wines are produced at Dominion Winery Ltd., of which Knightsbridge is a minority shareholder. Knightsbridge is currently negotiating purchase and/or partnership agreements with several other wine companies. Other than as set forth herein, no definitive agreements have been reached with such wine companies as of the date of this release.



Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of agreements by third parties, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices.

With respect to Knightsbridge, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Knightsbridge's extremely limited operating history, uncertainties related to

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the Company's access to additional capital, competition and dependence on key management.








Contact:          Michael McIntyre, Investor Relations
                  866-921-1080

                  Grossbongardt KommuniKations GmbH
                  Heinrich Grossbongardt, European Investor Relations
                  49-40-500630